Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Terms No. 7,860 Filed pursuant to Rule 433 Registration Statement Nos. 333-250103; 333-250103-01 February 1, 2023

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due March 5, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure	S&P 500® Index (the “underlying index”)
Pricing date*	February 28, 2023
Original issue date*	March 3, 2023*
Face amount	$1,000 per security
Maturity payment amount (per security)

•   If the ending level is greater than the starting level:

$1,000 plus the lesser of:

(i) [$1,000 × [(ending level -starting level) / (starting level)] ×participation rate], and

(ii) the maximum return

•     If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

•     If the ending level is less than the threshold level:

$1,000 minus [$1,000 × (starting level -ending level) / (starting level)]

Maturity date*	March 5, 2029
Starting level	The closing level of the underlying index on the pricing date
Ending level	The closing level of the underlying index on the calculation day
Maximum return	At least 80% of the face amount per security ($800.00 per security), to be determined on the pricing date
Threshold level	80% of the starting level
Participation rate	250%
Calculation day*	February 26, 2029
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $38.20 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $25 per security, and WFA may receive a distribution expense fee of $1.20 for each security sold by WFA.
CUSIP	61774TB27
Tax considerations	See preliminary terms

Hypothetical payout profile

If the ending level of the underlying index is less than its threshold level, which is 80% of the starting level, you will lose more than 20%, and possibly all, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $933.30, or within $33.30 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary terms referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Terms:

https://www.sec.gov/Archives/edgar/data/895421/000095010323001602/
dp187914_fwp-ps7860.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary terms and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest, and you will lose more than 20%, and possibly all, of the face amount of your securities at maturity if the ending level is less than the threshold level.

•	The appreciation potential of the securities is limited by the maximum return.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The amount payable on the securities is not linked to the value of the underlying index at any time other than the calculation day.

•	Investing in the securities is not equivalent to investing in the underlying index.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the calculation day is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

•	Adjustments to the underlying index could adversely affect the value of the securities.

•	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities.

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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